Exhibit 99.1
May 12, 2008
Corporate Media Contact:
Kelley Childrey
Manning Selvage & Lee
323-866-6003
kelley.childrey@mslpr.com
Investor Relations Contact:
Cheryl Monblatt Allen
Artes Medical, Inc.
858-550-9999
callen@artesmedical.com
ARTES MEDICAL REPORTS
FIRST QUARTER 2008 FINANCIAL RESULTS & RECENT HIGHLIGHTS
          SAN DIEGO, CA, May 12, 2008 — Artes Medical, Inc. (Nasdaq: ARTE), a medical technology company whose product ArteFill® is the first and only FDA-approved non-resorbable injectable dermal filler for the correction of “smile line” wrinkles, today reported recent company highlights and financial results for the three months ended March 31, 2008.
          For the quarter ended March 31, 2008, the Company reported total revenues of $1.7 million of ArteFill product sales, an increase of $0.3 million over total revenues of $1.4 million for the quarter ended March 31, 2007. Also, the Company enrolled over 500 patients in its long-term clinical safety study during the quarter, in which the patients are treated at no charge. The estimated list price of the ArteFill these patients are expected to receive is $600,000. This amount is not reflected in the quarterly revenue reported above, as the cost of product used in the clinical study is included as a research and development expense.
          Revenues for 1Q08 were down slightly from 4Q07 due to rapid patient enrollment in the clinical trial, expected quarterly seasonality and economic conditions within the aesthetic market. Net loss for the quarter ended March 31, 2008 was $12.3 million, an increase of $5.7 million over the net loss of $6.6 million for the quarter ended March 31, 2007. Cash and cash equivalents were $22.0 million as of March 31, 2008.

          Based on its recently expanded ArteFill direct sales force and its enhanced consumer outreach initiatives, the Company reiterates its revenue guidance of $13 million to $16 million for the 2008 calendar year. Based on its current cash and cash equivalents, its annual ArteFill revenue projections, its recent administrative and operating cost reductions and its current operating cost structure, the Company believes it will have sufficient financial resources through the first quarter of 2009.
Recent Company Highlights
•	On April 18th, the Company reported that it initiated a plan to significantly reduce certain administrative and operating costs to re-align its overall cost structure to the 2008 revenue guidance it provided in March 2008. These cost reductions enable the Company to re-align its financial resources with its projected range of 2008 revenues and to more sharply focus on growing and developing the market for ArteFill.

•	After expanding its sales force in the first quarter, the Company has now fully trained its new sales representatives, resulting in over 40 established territories across the United States. The Company’s sales team now includes 42 sales representatives, with a majority having extensive prior experience selling other competitive dermal fillers, medical device products and aesthetic products into its target market physician base. In addition, the Company has accelerated its consumer outreach, and has launched print advertising in national women’s beauty magazines: “O” the Oprah Magazine, and MORE magazine, with the first ads appearing in early May. The Company is also initiating a variety of promotional programs for consumers and physicians. With its internet marketing activities, the Company delivered over 30 million media impressions to consumers in the first quarter. These media communications, in conjunction with its other consumer outreach programs, have resulted in a more than doubling of visits to the Company’s website in 1Q08 compared to 4Q07, which demonstrates consumer interest in learning about ArteFill.

•	As previously announced, the Company commenced a 1,000-patient long-term clinical study for ArteFill in late 2007. Patient interest has been extremely strong in this study, and enrollment has been rapid. During the first quarter of 2008, over 500 patients participated in this study. In total, since this safety study was initiated, over 700 patients have now been enrolled. The average patient in the pivotal trial was treated with 1.6 cc’s of ArteFill for correction of smile lines. This amount is valued at $600,000 at the current list price of ArteFill during the first quarter of 2008. This amount is not reflected in the Company’s revenues for the quarter, as patients are treated free-of-charge in this study. The cost of such product is treated as a research and development expense.

•	Since market launch one year ago, the Company has trained over 1,200 board certified dermatologists, plastic surgeons, and cosmetic surgeons on the use of

ArteFill. The Company estimates that over 7,000 patients have been treated with ArteFill since the product launch in February 2007.

•	A number of practice development initiatives occurred during the quarter to support the Company’s physician customers and increase their outreach to patients in order to enhance their awareness of the cost-effective long-term wrinkle correction offered by ArteFill. There were over 1,000 initiatives, which included patient open houses, newsletter and email promotions to patients, print ads and promotional gift card campaigns.

•	The American Society for Aesthetic Plastic Surgery, or ASAPS, meeting was held in San Diego from May 1st through May 6th. Key Opinion Leaders presented data on ArteFill related to safety, long-term efficacy, histology, and differences among various PMMA products. Steven R. Cohen, M.D., Private Practice, San Diego, CA and Clinical Professor, Division of Plastic Surgery, University of California, San Diego School of Medicine, provided a live demonstration of ArteFill injections at the conference.
          Christopher J. Reinhard, Executive Chairman of the Board, stated “We have appropriately realigned our cost structure to position us to fully support the growing level of ArteFill commercialization in 2008. Based on our revenue guidance for 2008 and our current operating cost structure, we believe that our existing funds, together with revenues from sales of ArteFill, will be sufficient to meet our anticipated cash needs through the first quarter of 2009. We are pleased with the level of aesthetic market experience of the sales representatives who have joined Artes recently as part of the doubling of our sales force size. We look forward to seeing the results from their interactions with new and existing customers, combined with our enhanced consumer initiatives. At the same time, we are also pursuing a variety of corporate development activities and opportunities focused on enhancing long-term shareholder value.”
Financial Results
          For the quarter ended March 31, 2008, the Company reported total revenues of $1.7 million of ArteFill product sales. Net loss for the quarter ended March 31, 2008 was $12.3 million, an increase of $5.7 million over the net loss of $6.6 million for the quarter ended March 31, 2007. Cash and cash equivalents were $22.0 million as of March 31, 2008.
          Total operating expenses for the three months ended March 31, 2008 were $10.6 million, an increase of $4.0 million over the three months ended March 31, 2007, which had operating expenses of $6.6 million. The increase in operating expenses for the three months ended March 31, 2008, compared to the similar period in 2007, were primarily due to the Company’s increased expenses for its expanded direct sales force in the U.S., product marketing and administration.

          Selling, general and administrative expenses for the three months ended March 31, 2008 were $8.7 million, an increase of $3.1 million, compared to the three months ended March 31, 2007 of $5.6 million.  Research and development expenses for the three months ended March 31, 2008 were $1.9 million, an increase of $0.9 million, compared to the three months ended March 31, 2007 of $1.0 million. The increase in research and development expenses is primarily due to costs for the 1,000 patient long-term study.
Conference Call and Webcast Information
          Artes Medical will host a webcast and conference call today, May 12, 2008 at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time) to discuss its financial results. The dial-in numbers are (800) 599-9816 for domestic callers, and (617) 847-8705 for international callers. The passcode for both domestic and international callers is 12812883. A live webcast of the conference call will be available online from the investor relations page of the Company’s corporate website at www.artesmedical.com. Participating in the call will be Christopher J. Reinhard, Executive Chairman and Michael K. Green, Chief Financial Officer.
          After the live webcast, the call will remain available on the Company’s web site for at least 30 days following the presentation. In addition, a telephonic replay of the call will be available for 7 days. The replay dial-in numbers are (888) 286-8010 for domestic callers, and (617) 801-6888 for international callers. The passcode for both domestic and international callers is 28293978.
About ArteFill®
          ArteFill is the first and only FDA-approved non-resorbable injectable dermal filler for the correction of wrinkles known as smile lines or nasolabial folds. The unique microspheres in ArteFill are not absorbed by the body and therefore provide the first-of-its-kind permanent support for long-lasting wrinkle correction in one to two treatments. The most common adverse events associated with ArteFill treatment, similar to those observed with other dermal fillers, are lumpiness, persistent swelling or redness and increased sensitivity at the injection site.
          In December 2007, the Company announced that ArteFill’s 5-year safety and efficacy data was published in the peer-reviewed publication Dermatologic Surgery “Filler Issue.” This publication addresses the robust, long-term, efficacy and safety profile of ArteFill. This 5-year follow-up study included 145 patients who were treated with ArteFill in the Company’s U.S. clinical trial. In addition to demonstrating the safety profile of ArteFill, the study showed statistically significant (p<0.001) improvement in patient wrinkle correction five years after the patient’s last ArteFill treatment, and a statistically significant (p=0.002) improvement in wrinkle correction at the 5-year point compared to the 6-month evaluation period. The Company has also submitted the data to the FDA for review in order to enhance the product labeling for ArteFill.

          ArteFill is a proprietary formulation comprised of polymethylmethacrylate, or PMMA, microspheres and bovine collagen, and is the only PMMA-based injectable product that has been approved by the FDA for the treatment of facial wrinkles. Artes Medical is the sole manufacturer of ArteFill, which is only available in the United States through Artes Medical, and Artes Medical has not entered into distribution or licensing arrangements with any third party for the distribution or sale of ArteFill, or any other PMMA-based dermal filler, outside the United States.
About Artes Medical, Inc.
          Artes Medical is a medical technology company focused on developing, manufacturing and commercializing a new category of aesthetic injectable products for the dermatology and plastic surgery markets. The Company’s initial product, ArteFill, is being marketed to men and women as a treatment option for the correction of nasolabial folds. Additional information about Artes Medical and ArteFill is available at www.artesmedical.com and www.artefill.com.
Forward-Looking Statements
          This news release contains forward-looking statements that are based on the Company’s current beliefs and assumptions and on information currently available to its management.  Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. As a result of these risks, uncertainties and other factors, which include the Company’s history of net losses and its need to raise additional funds to support its operations, its reliance on its sole FDA-approved product, ArteFill, its limited experience in commercializing ArteFill, its future receipt of FDA approval to extend the efficacy period of ArteFill beyond six months and eliminate the skin test requirement, and the risk that the Company’s revenue projections may prove incorrect because of unexpected difficulty in generating sales and market acceptance of ArteFill, readers are cautioned not to place undue reliance on any forward-looking statements included in this press release.  A more extensive set of risks and uncertainties is set forth in the Company’s SEC filings available at www.sec.gov. These forward-looking statements represent beliefs and assumptions only as of the date of this news release, and the Company assumes no obligation to update these forward-looking statements publicly, even if new information becomes available in the future.
          Artes Medical® and ArteFill® are registered trademarks of Artes Medical, Inc. All other trademarks, trade names and brand names referred to in this press release are the property of their respective owners.
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ARTES MEDICAL, INC.
Condensed Consolidated Statements of Operations
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended March 31,
	2008	2007
Product sales	$1,661	$1,442
License revenue	—	—

Total revenues	1,661	1,442

Cost of product sales	2,753	1,720

Gross profit	(1,092)	(278)

Operating expenses:
Research and development	1,928	1,032
Selling, general and administrative	8,693	5,570

Total operating expenses	10,621	6,602

Loss from operations	(11,713)	(6,880)
Interest income	136	477
Interest expense	(775)	(268)
Other income (expense), net	2	13

Loss before benefit for income taxes	(12,350)	(6,658)
Benefit for income taxes	76	49

Net loss	$(12,274)	$(6,609)

Historical net loss per common share:
Net loss per common share — basic and diluted	$(0.74)	$(0.40)

Weighted average shares — basic and diluted	16,514,163	16,380,633

ARTES MEDICAL, INC.
Condensed Consolidated Balance Sheet
(in thousands)

	Mar. 31,	Dec. 31,
	2008	2007
Assets:
Cash and cash equivalents	$21,983	$20,293
Accounts receivable	897	792
Inventory	5,373	5,528
Other current assets	783	1,044

Total current assets	29,036	27,657
Property and equipment, net	5,046	5,034
Intellectual property, net	1,757	2,385
Deposits and other assets	642	645

Total assets	$36,481	$35,721

Liabilities and stockholders’ equity:
Current liabilities	$5,739	$11,168
Long-term obligations	19,670	3,014
Deferred tax liability	466	915

Total liabilities	25,875	15,097

Total stockholders’ equity	10,606	20,624

Total liabilities and stockholders’ equity	$36,481	$35,721